Exhibit 99.1

DIGITAL MUSIC GROUP ANNOUNCES RESIGNATION OF

VICE PRESIDENT OF BUSINESS DEVELOPMENT

SACRAMENTO (July 12, 2006) – Digital Music Group, Inc. (NASDAQ:DMGI), a content owner and distributor of digital music recordings focused on past-hits, out-of-print, back catalog, and independent label recordings, today announced that Peter Koulouris, a founder and one of the Company’s Vice Presidents of Business Development, has resigned to pursue new opportunities. Mr. Koulouris’ duties will be incorporated into the work of DMGI’s business development team headed by Mitchell Koulouris, President and Chief Executive Officer, and Richard Rees, Vice President of Business Development.

“As a founder of the Company, Peter played a key role in assembling our portfolio of tracks under management, for which we are grateful,” said Mitchell Koulouris. “Peter has always had an entrepreneurial spirit, seeking out new opportunities, and we wish him the best in his future pursuits.”

About Digital Music Group, Inc.

Founded in 2005, Digital Music Group, Inc. (NASDAQ: DMGI) is focused on helping consumers worldwide to experience more music, in more ways. Digital Music Group acquires the digital rights to music recordings and processes these recordings into digital format for distribution to online music stores such as the iTunes Music Store, MSN Music, RealNetworks, Napster, Wal-Mart Music and Yahoo! Music, where they are available for purchase by consumers via downloading. For more information, please visit www.dmgi.com.

Digital Music Group is a trademark of Digital Music Group, Inc. Other names mentioned herein are the property of their respective owners.

Contact:	Investors:
	Jesse Deal, Account Manager	Karen Davis, CFO
	Allen & Caron	Digital Music Group, Inc.
	949 474 4300	916 239 6010 x 2505
jesse@allencaron.com

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